EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:
John Kelly, Chief Financial Officer
Smith & Wesson Holding Corp.
(413) 747-3305
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(413) 747-3305
lsharp@smith-wesson.com
Smith & Wesson Holding Corporation Announces
Closing of Private Placement of Convertible Notes
SPRINGFIELD, Mass., December 18, 2006 — Smith & Wesson Holding Corporation (NASDAQ: SWHC), parent company of Smith & Wesson Corp., the legendary 154-year-old company in the global business of safety, security, protection and sport, today announced that it has sold $80 million aggregate principal amount of convertible senior notes due 2026 in a private placement to qualified institutional buyers without registration under the Securities Act of 1933.
The notes will pay interest semi-annually at a rate of 4% per annum and are convertible into shares of Smith & Wesson Holding Corporation’s common stock at a conversion price of approximately $12.34 per share, representing a 20% conversion premium based on the last reported sale price on the NASDAQ Global Market on December 14, 2006. The sale of the notes closed on December 15, 2006. The net proceeds from the offering of the notes are expected to be used to fund an acquisition. Cowen and Company, LLC and Merriman Curhan Ford & Company acted as placement agents.
The announcement of the sale of convertible senior notes as detailed in this press release shall constitute neither an offer to sell nor a solicitation of an offer to buy the notes or the shares of common stock issuable upon conversion of the notes. The convertible notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws.
About Smith & Wesson
Smith & Wesson Holding Corporation, through its subsidiary, Smith & Wesson Corp., is one of the world’s largest manufacturers of quality handguns, law enforcement products and firearm safety/security products. The Company also licenses shooter protection, knives, apparel, and other accessory lines. The Company is based in Springfield, Massachusetts, with manufacturing facilities in Springfield and Houlton, Maine. The Smith & Wesson Academy is America’s longest-running firearms training facility for America’s public servants. For more information, call (800) 331-0852 or log on to www.smith-wesson.com.